EXHIBIT 21

MOTOROLA MOBILITY HOLDINGS, INC.

LISTING OF MAJOR SUBSIDIARIES

The following entities are direct and indirect subsidiaries of Motorola Mobility, Inc., which is the main U.S. operating subsidiary of Motorola Mobility Holdings, Inc. (“Registrant”). Motorola Mobility, Inc. will be contributed to the Registrant prior to the distribution described in this Registration Statement on Form 10 and as a result all of the following entities will be directly and indirectly wholly owned by the Registrant as of the distribution date.

Motorola Industrial Ltda.	Brazil
Motorola Mobility Canada Ltd.	Canada
Motorola Mobility Technologies (China) Co., Ltd.	China
Motorola (Beijing) Mobility Technologies Co., Ltd.	China
Hangzhou Motorola Technologies Limited	China
Motorola Mobility Germany GmbH	Germany
Motorola Korea, Inc.	Korea
Motorola Mobility Singapore Pte. Ltd.	Singapore
Kreatel Communications A.B.	Sweden
General Instrument of Taiwan, Ltd.	Taiwan
Motorola Mobility, Inc.	US
Quantum Bridge Communications, Inc.	US
General Instrument Corporation	US
Modulus Video, Inc.	US
Leapstone Systems, Inc.	US
Netopia, Inc.	US
Broadbus Technologies, Inc.	US